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                                                                   EXHIBIT 10.32


                             SEPARATION AGREEMENT

     This Separation Agreement is between Heska Corporation (the "Company") and Dr. John A. Shadduck ("Dr. Shadduck"). It is effective as of December 14, 1998.

                                  BACKGROUND

     A. Dr. Shadduck and the Company are parties to an Employment Agreement dated January 27, 1997 (the "Employment Agreement"). Under the Employment Agreement, Dr. Shadduck is to be employed by the Company in the position of Executive Vice President, Operations.

     B. Dr. Shadduck's employment with the Company in that position has been terminated effective as of December 14, 1998. This Separation Agreement restates the severance benefits that will be paid to Dr. Shadduck and replaces the severance and termination provisions of the Employment Agreement.

     C. The Company wants Dr. Shadduck to continue to perform some services for it as a consultant. Dr. Shadduck is willing to do so. The Company and Dr. Shadduck are also entering into a Consultant Services and Confidentiality Agreement of even date with respect to such future services.

     Dr. Shadduck and the Company hereby agree as follows:

     1.   Separation Benefits.
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          (a)  Dr. Shadduck will be paid his December 1998 monthly salary as customary and during 1999 will be paid an amount equal to his 1998 base annual salary ($185,000). This separation pay will be paid in twelve equal monthly installments on the Company's regular payroll dates, with the first payment due on the payroll date on or about January 31, 1999. These payments will be subject to regular withholding for taxes.

          (b) Dr. Shadduck will continue to vest his currently outstanding stock options through December 31, 1999 as if still employed on a full-time basis through and including that date.

          (c) Except for the benefits outlined above, Dr. Shadduck will not be entitled to any employee benefits provided to employees of the Company, or any other severance or similar benefits, whether arising under the Employment Agreement or otherwise, after December 14, 1998 and Dr. Shadduck waives any right to receive any such benefits.

          (d) Dr. Shadduck will continue to be bound by the Employee Confidential Information and Inventions Agreement with respect to those inventions made by and confidential matters known by and to him during the time he was an employee and officer of the Company.
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     2.   General Provisions.
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          (a)  Any notice to be given to the Company will be addressed to the attention of the Chief Executive Officer at the Company's official mailing address. Any notice to be given to Dr. Shadduck will be addressed to him at his home address as shown on the Company's records.

          (b) This Separation Agreement shall be governed by the laws of the State of Colorado. This Separation Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, including the Employment Agreement. This Separation Agreement may be amended only by a written document signed by both the Company and Dr. Shadduck.

          (c) This Separation Agreement will be binding upon the parties and their successors and assigns. If, on any sale of the Company by merger, sale of assets or otherwise prior to December 31, 1999, the surviving entity refuses or fails to confirm in writing its obligation to perform this Separation Agreement, the Company shall use its reasonable efforts prior to the closing of such sale to pay to Dr. Shadduck all remaining severance payments due to him under Section 1.

HESKA CORPORATION
a Delaware corporation



By: /s/ Robert B. Grieve                      /s/ John A. Shadduck
   ------------------------------            ------------------------
                                             John A. Shadduck
Title:  Chief Executive Officer
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